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                                                                     Exhibit 3.2

                              ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                       NEWCO BLUE SKY COMMUNICATIONS, INC.

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code, the Articles of Incorporation, previously filed in the Office of the Secretary of State of Georgia on November 29, 1999 (the "Articles of Incorporation"), of Newco Blue Sky Communications, Inc. (the "Corporation") are hereby amended according to these Articles of Amendment.

                                       1.
      The name of the Corporation is Newco Blue Sky Communications, Inc.

                                       2.
      On January 26, 2000, the Directors and Sole Shareholder of the Corporation duly adopted an amendment (the "Amendment") to the Articles of Incorporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code which amended the Articles of Incorporation. The text of the Amendment is included in Article III hereof. Except as set forth in Article III hereof, all other provisions of the Articles of Incorporation remain unchanged.

                                       3.
      The Articles of Incorporation are hereby amended by deleting the first sentence of Article III in its entirety and substituting in lieu thereof the following:

      "The corporation shall have the authority to issue not more than fifty million (50,000,000) shares of stock, forty million (40,000,000) of which shall be shares of Common Stock with a par value of $.001 per share and ten million (10,000,000) of which shall be shares of Preferred Stock with a par value of $.001 per share."

            IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its Vice President, General Counsel and Secretary on the 31st day of January, 2000.

                                        Newco Blue Sky Communications, Inc.


                                        ________________________________________
                                        Richard Cohen
                                        Vice President, General Counsel and
                                        Secretary